Exhibit 99.1

Tetraphase Pharmaceuticals Reports Third Quarter 2018 Financial Results and Provides Corporate Update

XERAVATM (eravacycline) Now Available to Hospitals in the United States

Conference Call Today at 4:30 p.m. Eastern Time

WATERTOWN, Mass., Nov. 8, 2018 — Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH), a biopharmaceutical company focused on developing and commercializing novel antibiotics to treat life-threatening multidrug-resistant (MDR) infections, today reported financial results for the quarter ended September 30, 2018 and provided a corporate update.

“During the third quarter of 2018, we reached our most significant milestones as a company to date – the regulatory approvals of XERAVA for the treatment of complicated intra-abdominal infections (cIAI) in both the U.S. and Europe, followed by the commercial launch of XERAVA in the U.S. in October. We are thrilled to have accomplished these extraordinary achievements and to have made this important new antibiotic treatment available to patients in need. XERAVA is now available for use in hospitals and healthcare institutions for the treatment of a range of patients with empiric and confirmed cIAI infections.” said CEO, Guy Macdonald.

Mr. Macdonald added, “We are also pleased to have entered into a loan agreement for up to $75 million, the first $30 million tranche of which extends our cash runway into the second quarter of 2020 and provides us with additional flexibility to support a strong launch of XERAVA in the U.S. Beyond XERAVA, we look forward to milestones for our earlier-stage programs, including completion of our Phase 1 multiple ascending-dose study for oral TP-271, in development to target respiratory infections, and initiation of a bronchopulmonary disposition study for TP-6076, targeted against Acinetobacter baumannii and other MDR pathogens. As a commercial company with a focus on delivering XERAVA to patients in need, we are also continuing our pipeline efforts to develop additional antibiotic options to fight MDR infections.”

Key Upcoming Milestones

•	Commence Phase 1 bronchopulmonary disposition study for TP-6076 – 1Q 2019

•	Complete Phase 1 multiple ascending-dose study for oral TP-271 – 2Q 2019

•	Begin phased launch of XERAVA in Europe – 1H 2019

Third Quarter and Recent Highlights

•	Announced Commercial Launch of XERAVA for cIAI Following the U.S. Food and Drug Administration (FDA) Approval in August

The Company commercially launched XERAVA in the U.S. in October 2018. XERAVA is now available for use in hospitals and healthcare institutions for the treatment of a range of patients with empiric and confirmed cIAI infections. The salesforce will be focusing on institutions responsible for treating patients in 90% of the Gram-negative marketplace.

XERAVA’s launch followed FDA approval of XERAVA in August for the treatment of cIAI in patients 18 years of age and older. Supporting XERAVA’s approval were results from two Phase 3 clinical studies that showed the therapy was well-tolerated and achieved high clinical cure rates in patients with cIAI, thus demonstrating statistical non-inferiority to two widely used carbapenems – ertapenem and meropenem.

•	Received Marketing Authorization from the European Commission (EC) for XERAVA in the European Union (EU)

In September, the EC adopted the July 2018 positive opinion issued by the Committee for Medicinal Products for Human Use of the European Medicines Agency (EMA) to grant marketing authorization for XERAVA for the treatment of cIAI in adults in all EU member states as well as Iceland, Liechtenstein and Norway. Following this approval, the Company is on track for a phased European launch of XERAVA, beginning with Germany and the UK in the first half of 2019.

•	Presented XERAVA and TP-6076 Data at the Infectious Disease Society of America’s (IDSA) 2018 IDWeek

In October, the Company presented data related to XERAVA and TP-6076 at IDSA’s IDWeek. Among the data presented were results from a post-hoc analysis of XERAVA Phase 3 data, which showed high clinical cure rates and microbiological eradication with XERAVA among patients with cIAI and concurrent bacteremia. Data from a Phase 1 randomized, placebo-controlled, double-blind, multiple-ascending-dose study demonstrating positive safety, tolerability and pharmacokinetic results for the Company’s novel, fully synthetic tetracycline, TP-6076 were also presented.

•	Presented XERAVA Data at the American College of Clinical Pharmacy (ACCP) 2018 Global Conference

In October, the Company announced positive data from a post-hoc analysis of two Phase 3 trials of XERAVA in higher risk populations – obese patients and those with altered renal function. Similar clinical cure rates were observed for XERAVA across all classifications of renal function, further supporting that the drug is an effective empiric treatment for cIAI comparable to carbapenems which may provide an alternative to antibiotics that require dosing modification in patients with altered renal function. XERAVA was also effective in treating patients with cIAI regardless of body mass index when dosed 1mg/kg IV every 12 hours, based on total body weight when compared to carbapenems.

•	Entered into Loan and Security Agreement with Solar Capital Limited

In November 2018, the Company entered into a loan agreement with Solar Capital Limited providing us up to $75 million with $30 million funded at closing, to be used to support the commercial launch of XERAVA and general corporate purposes. Armentum Partners acted as advisor to the Company on the transaction.

Third Quarter 2018 Financial Results

As of September 30, 2018, Tetraphase’s cash and cash equivalents were $97 million, and there were approximately 53.5 million shares outstanding. The Company expects that its cash and cash equivalents, including the initial funding of $30 million from the debt facility, as well as expected revenue from its U.S. government awards and commercial sales of XERAVA in the U.S. and Europe, will be sufficient to fund operations into the second quarter of 2020.

Revenues during the third quarter of 2018 were $1.2 million compared to $4.1 million for the same period in 2017. Revenues for each period consisted of contract and grant revenue under the Company’s U.S. government awards for the development of Tetraphase compounds. The decrease was primarily due to the timing of activities under these awards.

Research and development (R&D) expenses for the third quarter of 2018 were $11.7 million compared to $28.8 million for the same period in 2017. The decrease in R&D expenses was primarily due to the completion of the IGNITE Phase 3 clinical studies for XERAVA.

Sales, general and administrative expenses for the third quarter of 2018 were $9.5 million compared to $5.6 million for the same period in 2017. This increase was primarily due to commercialization expenses to support the U.S. launch of XERAVA.

For the third quarter of 2018, Tetraphase reported a net loss of $19.6 million, or a loss of $0.37 per share, compared to a net loss of $30.0 million, or a loss of $0.63 per share, for the same period in 2017.

Conference Call and Webcast InformationTetraphase will host a conference call today at 4:30 p.m. ET to discuss its financial results and provide an update on the Company. The call can be accessed by dialing 844-831-4023 (U.S. and Canada) or 731-256-5215 (international) and entering conference ID number 3997765. To access the live audio webcast, or the subsequent archived recording, visit the “Investors — Events & Presentations” section of the Tetraphase website at www.tphase.com.

A replay of the conference call will be available from 7:30 p.m. ET on Thursday, November 8, 2018, through 7:30 p.m. ET on Thursday, November 15, 2018 and by dialing 855-859-2056 (U.S. and Canada) and 404-537-3406 for (international) callers. The conference ID number is 3997765. A replay of the webcast is available by visiting Tetraphase’s website for 90 days.

About XERAVATM

XERAVA (eravacycline) for injection is a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections (cIAI) in patients 18 years of age and older. It is approved for use in the U.S. and Europe. XERAVA was investigated for the treatment of cIAI as part of the Company’s IGNITE (Investigating Gram-Negative Infections Treated with Eravacycline) Phase 3 program. In the first pivotal Phase 3 trial in patients with cIAI, twice-daily intravenous (IV) eravacycline met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to ertapenem and was well-tolerated. In the second Phase 3 clinical trial in patients with cIAI, twice-daily IV eravacycline met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to meropenem and was well-tolerated. In both trials, XERAVA achieved high cure rates in patients with Gram-negative pathogens, including resistant isolates.

XERAVATM Important Safety Information

XERAVA is a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections in patients 18 years of age and older.

XERAVA is not indicated for the treatment of complicated urinary tract infections.

To reduce the development of drug-resistant bacteria and maintain the effectiveness of XERAVA and other antibacterial drugs, XERAVA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

XERAVA is contraindicated for use in patients with known hypersensitivity to eravacycline or to tetracycline-class antibacterial drugs. Life-threatening hypersensitivity (anaphylactic) reactions have been reported with XERAVA.

The use of XERAVA during tooth development (last half of pregnancy, infancy and childhood to the age of 8 years) may cause permanent discoloration of the teeth (yellow-gray-brown) and enamel hypoplasia.

The use of XERAVA during the second and third trimester of pregnancy, infancy and childhood up to the age of 8 years may cause reversible inhibition of bone growth.

Clostridium difficile associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis.

The most common adverse reactions observed in clinical trials (incidence ≥ 3%) were infusion site reactions, nausea, and vomiting.

XERAVA is structurally similar to tetracycline-class antibacterial drugs and may have similar adverse reactions. Adverse reactions including photosensitivity, pseudotumor cerebri, and anti-anabolic action which has led to increased blood urea nitrogen, azotemia, acidosis, hyperphosphatemia, pancreatitis, and abnormal liver function tests, have been reported for other tetracycline-class antibacterial drugs, and may occur with XERAVA. Discontinue XERAVA if any of these adverse reactions are suspected.

To report SUSPECTED ADVERSE REACTIONS, contact Tetraphase Pharmaceuticals Inc., at 1-833-7-XERAVA (1-833-793-7282) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see full prescribing information for XERAVA.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase is a biopharmaceutical company using its proprietary chemistry technology to create novel antibiotics for serious and life-threatening bacterial infections, including those caused by many of the multidrug-resistant bacteria highlighted as urgent public health threats by the World Health Organization and the Centers for Disease Control and Prevention. The Company has created more than 3,000 novel tetracycline compounds using its proprietary technology platform. Tetraphase’s lead product XERAVA is approved for the treatment of complicated intra-abdominal infections (cIAI) by the U.S. Food and Drug Administration and the European Medicines Agency. The Company’s pipeline also includes TP-271 and TP-6076, which are in Phase 1 clinical trials. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether eravacycline will be successfully distributed and marketed and other regulatory and commercial risk factors discussed in the “Risk Factors” section of our quarterly report on Form 10-Q for the period ended June 30, 2018, filed with the Securities and Exchange Commission on August 2, 2018. In addition, the forward-looking statements included in this press release represent our views as of November 8, 2018. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Media and Investor Contact:

Jennifer Viera

jviera@tphase.com

617-600-7040

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Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
License revenue	$—	$—	$9,500	$—
Government revenue	1,151	4,067	5,120	7,138

Total revenue	1,151	4,067	14,620	7,138

Operating expenses
Research and development	11,665	28,777	44,162	83,237
Selling, general and administrative	9,481	5,600	22,350	15,797

Total operating expenses	21,146	34,377	66,512	99,034

Loss from operations	(19,995)	(30,310)	(51,892)	(91,896)

Other income (expense)
Other income (expense), net	437	302	1,215	620

Net loss	$(19,558)	$(30,008)	$(50,677)	$(91,276)

Net loss per share-basic and diluted	$(0.37)	$(0.63)	$(0.97)	$(2.23)

Weighted-average number of common shares used in net loss per share applicable to common stockholders-basic and diluted	52,937	47,347	52,131	40,942

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)

	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$96,959	$136,411
Accounts receivable	2,597	4,653
Prepaid expenses and other current assets	5,302	6,382
Property and equipment, net	1,142	1,395
Restricted cash	699	199
Intangible assets	4,750	—

Total assets	$111,449	$149,040

Liabilities and Stockholders’ equity
Accounts payable and accrued expenses	$14,391	$17,865
Total deferred revenue	9	660
Other liabilities, noncurrent	79	105
Total stockholders’ equity	96,970	130,410

Total liabilities and stockholders’ equity	$111,449	$149,040